SOMERSET
CPAs AND ADVISORS

Consent of Independent Registered Public Accounting Firm

Galaxy Next Generation, Inc.
Toccoa, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 23, 2022, relating to the consolidated financial statements of Galaxy Next Generation, Inc. (the "Company"), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern, with respect to the June 30, 2022 and 2021, consolidated financial statements of Galaxy Next Generation, Inc.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Somerset CPAs PC

Indianapolis, Indiana
June 26, 2023